PRINCIPAL UNDERWRITER AGREEMENT



AGREEMENT dated _______ ___, 1993 by and between American Skandia Life Assurance Corporation ("Skandia Life"), a Connecticut corporation, on its own behalf and on behalf of American Skandia Life Assurance Corporation Variable Account B ("Variable Account B") and Skandia Life Equity Sales Corporation ("SLESCO"), a Delaware corporation.

                                   WITNESSETH:

WHEREAS, Variable Account B is an account established and maintained by Skandia Life pursuant to the laws of the State of Connecticut to support variable annuities issued by Skandia Life (the "Annuities"), under which income, gains and losses, whether or not realized, from assets allocated to such account, are, in accordance with the Annuities, credited to or charged against such account without regard to other income, gains, or losses of Skandia Life;

WHEREAS, Skandia Life, as depositor, has registered, on behalf of Variable Account B, as registrant, the Annuities under the Securities Act of 1933 (the "Securities Act"), and has registered such Account as a unit investment trust under the provisions of the Investment Company Act of 1940 (the "Investment Company Act"), to issue and sell the Annuities to the public through SLESCO acting as principal underwriter; and

WHEREAS, SLESCO is registered as a broker-dealer under the Securities Exchange Act of 1934 (the "Securities Exchange Act") and is a member of the National Association of Securities Dealers, Inc. (the "NASD"); and

WHEREAS, the parties have previously executed a Distribution Agreement and now wish to revise and replace that agreement;

NOW, THEREFORE, Skandia Life and SLESCO hereby agree as follows:

1. Principal Underwriter. Skandia Life grants to SLESCO the exclusive right, during the term of this Agreement, subject to the registration requirements of the Securities Act and the Investment Company Act and the provisions of the Securities Exchange Act, to be the distributor and principal underwriter of Annuities. SLESCO is responsible for compliance with the foregoing laws, and the rules and regulations thereunder, and all other securities laws, rules and regulations relating to the underwriting of sales and distributions.

2. Sales Agreements. SLESCO is authorized to enter into written agreements, on such terms and conditions as SLESCO may determine not inconsistent with this Agreement, with organizations which agree to participate in the distribution of Annuities and to use their best efforts to solicit applications for Annuities. Such organizations and their agents or representatives soliciting applications for Annuities shall be duly and appropriately licensed, registered or otherwise qualified for the sale of such Annuities (and the riders and other contracts offered in connection therewith) under the insurance laws and any applicable blue-sky laws of each state or other jurisdiction in which such Annuities, riders and contracts may be lawfully sold and in which Skandia Life is licensed to sell such Annuities, riders and other contracts. Unless an organization is exempt from registration as a broker/dealer for the sale of certain securities, including registered insurance products, each organization shall be registered both as a broker/dealer under the Securities Exchange Act and a member of the NASD, or if not so registered or not such a member, then the agents and representative of such organization soliciting applications for contracts shall be agents and registered representatives of a registered broker/dealer and NASD member which is the parent of such organization and which maintains full responsibility for the training, supervision, and control of the agents or representatives selling the Annuities. SLESCO shall have the responsibility for supervision of all such organizations only to the extent required by law.

3. Life Insurance Agents. SLESCO is authorized to appoint the organizations described in paragraph 2 above as independent general agents of Skandia Life for the sale of the Annuities and any riders or contracts in connection therewith. Skandia Life will undertake to obtain all required insurance agent licenses and/or appointments in the appropriate states or jurisdictions for the designated agents or representatives of those organizations so appointed by SLESCO; provided that Skandia Life reserves the right to refuse to appoint any proposed agent or sub-agent of such agent, or once appointed to terminate the same.

4. Suitability. SLESCO shall take reasonable steps to inform brokers and dealers of their duty to not make recommendations to an applicant to purchase a Contract in the absence or reasonable grounds to believe that the purchase of the Contract is suitable for such applicant. While not limited to the following, it is the duty of such brokers and dealers to determine suitability based on information furnished to an agent after reasonable inquiry of such applicant concerning the applicant's insurance and investment objectives, financial situation and needs, and the likelihood of whether the applicant will persist with the Contract for such a period of time that Skandia Life's acquisition costs are amortized over a reasonable period of time.

5. Promotional Materials, Prospectuses. SLESCO shall have the responsibility for consulting with Skandia Life with respect to the design and the drafting and legal review and filing of sales promotion materials, and, if permitted by law, for the preparation of individual sales proposals related to the sale of the Annuities.

6. Records. SLESCO shall maintain and preserve for the periods prescribed such accounts, bodies and other documents as are required of it by applicable laws and regulations. The books, accounts and records of Skandia Life, Variable Account B and SLESCO as to all transactions hereunder shall be maintained so as to clearly and accurately disclose the nature and details of the transactions.

     7. Independent Contractor. SLESCO shall act as an independent contractor and nothing herein contained shall constitute SLESCO or its agents or employees as employees of Skandia Life in connection with the sale of the Annuities.

     8. Non-Exclusivity. This agreement is non-exclusive with respect to SLESCO. SLESCO may render services, whether of like or unlike kind to those described herein, to or for others, and whether as underwriter, distributor, or dealer.

9.       Investigations and Proceedings.

(a) SLESCO and Skandia Life agree to cooperate fully in any insurance regulatory investigation or proceeding or judicial proceeding arising in connection with the Annuities distributed under this Agreement. SLESCO and Skandia further agree to cooperate with each other in any securities regulatory investigation or proceeding or judicial proceeding with respect to Skandia Life, SLESCO, their affiliates and their agents or representatives to the extent that such investigation or proceeding is in connection with Annuities distributed under this Agreement. Without limiting the foregoing:

(i) SLESCO will be notified promptly of any customer complaint or notice of any regulatory investigation or proceeding or judicial proceeding received by Skandia Life with respect to SLESCO.

(ii) SLESCO will promptly notify Skandia Life of any customer complaint or notice of any regulatory investigation or proceeding received by SLESCO or its affiliates with respect to SLESCO or any agent or representative in connection with any Contract distributed under this Agreement or any activity in connection with any such Contract.

(b) In the case of a substantive customer complaint against both Skandia Life and SLESCO, SLESCO and Skandia Life will cooperate in investigating such complaint and any response to such complaint will be sent to the other party to this Agreement for approval not less than five (5) business days prior to it being sent to the customer or regulatory authority, except that if a more prompt response is required, the proposed response shall be communicated by telephone or telefax.

10. Limitations on Liability. In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations and duties hereunder on the part of SLESCO, SLESCO shall not be subject to liability to Separate Account B or to any Contract Owner or party in interest under any such Annuity for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any such Annuity or security.

11. Guarantee. Skandia Life undertakes to guarantee the performance of all of SLESCO's obligations, imposed by Section 27 (f) of the Investment Company Act, as amended, and paragraph (b) of Rule 27d-2 adopted by the Securities and Exchange Commission, to make refunds of charges required of the principal underwriter of Annuities issued in connection with Variable Account B.

12. Assignment and Termination. This Agreement may not be assigned nor duties hereunder delegated without the signed written consent of the other party. This Agreement shall terminate automatically if it shall be assigned without such approval. This Agreement may be terminated at any time by either party hereto on 60 days' written notice to the other party hereto, without the payment of any penalty. Upon termination of this Agreement all authorizations, rights and obligations shall cease except (i) the obligation to settle accounts hereunder, including commissions on premiums subsequently received for Annuities in effect at the time of termination and (ii) the agreements contained in paragraph 9 hereof.

13. Regulation. This Agreement shall be subject of the provisions of the Securities Act, the Investment Company Act and the Securities Exchange Act and the rules, regulations and rulings thereunder, and of the NASD, from time to time in effect, including such exemptions from the Investment Company Act as the Securities and Exchange Commission may grant, and the terms hereof shall be interpreted and construed in accordance therewith. Without limiting the generality  of  the  foregoing,  the  term  "assigned"  shall  not  include  any transaction exempted from section 15(b) (2) of the Investment Company Act. SLESCO shall submit to all regulatory and administrative bodies having jurisdiction over the operations of Skandia Life or Variable Account B, present or future, any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws or regulations.

     14. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     15. Applicable Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Connecticut.

16. Complete Agreement. This Agreement contains the entire agreement between the parties with respect to the underwriting and distribution of Annuities issued through Separate Account B, and supersedes any prior agreements or understanding with respect to the subject matter thereof, including, but not limited to, the Distribution Agreement previously executed by the parties, and may not be altered or amended except by an agreement in writing, signed by both parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                            AMERICAN SKANDIA LIFE
                                            ASSURANCE CORPORATION


                                            By: ___________________________

Attest:

-----------------------------

                                            AMERICAN SKANDIA LIFE
                                            ASSURANCE CORPORATION
                                            SEPARATE ACCOUNT B

                                            By: __________________________

Attest:

-----------------------------
         Secretary

                                            SKANDIA LIFE EQUITY
                                            SALES CORPORATION

                                            By: __________________________

Attest:

-----------------------------
         Secretary